Exhibit 99.1
NEWS RELEASE	For immediate release
California Resources Corporation Announces New Midstream Joint Venture and Equity Investment
LOS ANGELES, February 7, 2018 – California Resources Corporation (NYSE: CRC) announced today that it entered into a midstream joint venture with a portfolio company of the Private Equity Group of Ares Management, L.P. The Ares portfolio company invested $750 million for certain common and preferred equity interests in the venture. In addition, the Ares-led investor group purchased approximately 2.34 million shares of common stock of CRC in a private placement for an aggregate purchase price of $50 million in cash, or $21.33 per share based on a recent volume-weighted average price.

The joint venture owns the Elk Hills power plant, a 550 MW natural gas fired power plant, and a 200 million cubic foot per day cryogenic gas processing plant located outside of Bakersfield, California. Under a new long-term commercial agreement, CRC will purchase power and gas processing from the joint venture. CRC has the option to redeem the common and preferred equity interests held by the Ares portfolio company at any point during the first seven and one-half years of the joint venture.

Joint ventures provide an opportunity for CRC to prudently build on its solid track record of performance and accelerate sustainably profitable initiatives. CRC will continue to identify opportunities to invest in high-return projects while also continuing to strengthen its balance sheet.

Todd Stevens, President and CEO of CRC, said, “We are proud to have Ares as a strategic partner in our midstream joint venture at Elk Hills, and believe their equity investment validates the strong positioning of our world-class assets and flexible business model.  With our ongoing focus on value creation, we intend to deploy transaction proceeds toward the best available alternatives to drive shareholder returns over the long term.”

Approximately $297 million of the transaction proceeds is being used to repay the Company’s outstanding bank revolver balance. CRC will continue to allocate capital to its project inventory using its disciplined value creation index (“VCI”) investment methodology, which has generated VCIs of greater than 1.7x over the last two years that are significantly above the Company’s cost of capital.

Additional information regarding the transactions described above is available on the “Earnings and Presentations” page in the Investor Relations section on the Company’s website at www.crc.com.

About California Resources Corporation

California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. California Resources Corporation operates its world class resource base exclusively within the State of California, applying integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

About Ares Management, LP

Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $106 billion of assets under management ("AUM") and approximately 1,000 employees as of September 30, 2017. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares seeks to deliver attractive performance to its investor base across its credit, private equity and real estate strategies. The firm is headquartered in Los Angeles with offices across the United States, Europe, Asia and Australia. Its common units are traded on the New York Stock Exchange (NYSE: ARES).

Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Such statements include those regarding our expectations as to future: financial position, liquidity, cash flows and results of operations; business prospects; transactions and projects; operating costs; operations and operational results including capital investment and expected VCI; and budgets.
Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. While we believe the assumptions or bases underlying our expectations are reasonable and make them in good faith, they almost always vary from actual results, sometimes materially. Factors (but not necessarily all the factors) that could cause results to differ include the factors discussed in “Risk Factors” in our Annual Report on Form 10-K available on our website at www.crc.com.
Words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "goal," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "target, "will" or "would" and similar words that reflect the prospective nature of events or outcomes typically identify forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Contacts:

Scott Espenshade (Investor Relations) 818 661-6010 Scott.Espenshade@crc.com	Margita Thompson (Media) 818 661-6005 Margita.Thompson@crc.com

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